P
Portman
Limited

22 February 2007	ABN 22 007 871 892 Level 11 The Quadrant 1 William Street Perth 6000 Western Australia GPO Box W2017 Perth, 6001 Tel: Fax:	61 8 9426 3333 61 8 9426 3344

(3 pages in total)

The Announcements Officer
Australian Stock Exchange (Sydney) Limited
Level 10
20 Bond Street
SYDNEY NSW 2001

Electronically Lodged

Dear Sir

QUARTERLY AND ANNUAL EARNINGS FOR THE PERIOD ENDED 31 DECEMBER 2006

Please find attached Portman’s Quarterly and annual earnings for the period ended 31 December 2006.

Yours faithfully

/s/ L. A. Kipfstuhl

L. Kipfstuhl
CORPORATE SECRETARY

PORTMAN LIMITED P

A.B.N. 22 007 871 892

QUARTERLY AND ANNUAL EARNINGS FOR THE PERIOD ENDED 31 DECEMBER 2006

PORTMAN LIMITED REPORTS FOURTH-QUARTER EARNINGS

Perth, WA – February 22, 2007 – Portman Limited (ASX: PMM) today reported a fourth-quarter 2006 unaudited net income of $32.8 million or 18.66 cents per share. (All per-share amounts are “diluted.”). This compares with net income of $17.0 million or 9.69 cents per share in the fourth quarter of 2005. Net profit before transaction costs was $115.4 million or 65.66 cents per share for the year ending 31 December 2006 versus net profit of $88.1 million or 50.14 cents per share in 2005.

Following is a summary:

	(In Millions Except Per Share)
	Fourth Quarter		Year Ending
	2006	2005	2006	2005
Sales Tonnes	2.3	1.7	7.4	6.4
Sales Revenue	$144.9	$92.5	$482.7	$354.5
Net profit before transaction costs:
Amount	$32.8	$17.0	$115.4	$88.1
Cents per share	18.66	9.69	65.66	50.14
Expenses related to the transaction after tax:
Amount	—	—	—	(5.3)
Cents per share	—	—	—	(3.0)
Net profit:
Amount	$32.8	$17.0	$115.4	$82.8

Cents per share	18.66	9.69	65.66	47.14

•	Sales volume in the fourth quarter of 2006 was 2.3 million tonnes which represented a 0.6 million tonne increase from the fourth quarter of 2005 – an increase of 37 percent. The sales volume for the twelve month period was 7.4 million: an increase of 16 per cent, or 1 million tonnes, from the prior year.

•	Sales revenues increased $52.4 million in the fourth quarter and $128.2 million for the twelve months: increases of 57 percent and 36 percent respectively from the prior year.

•	Sales margins increased $28.8 million in the fourth quarter and $50.4 million for the twelve months, due to both an increase in sales volumes and a 19% increase in the benchmark price for lump and fine ore which has been partially offset by strong upward pressure on the majority of input costs.

Liquidity

At December 31, 2006, Portman had $123.6 million of cash and cash equivalents versus $74.5 million at 31 December 2005. The $49.1 million increase in liquid assets primarily reflected favourable earnings.

Outlook

Portman’s estimate of 2007 production is 8.5 million tonnes, including 0.4 million from Cockatoo Island. Feasibility studies have concluded that mining and shipments from the current operations at Cockatoo Island can be continued until late 2007. Portman’s estimate of 2007 sales is 8.5 million tonnes, compared with 7.4 million tonnes in 2006.

In December 2006, settlements between a number of the major seaborne iron ore producers and the Chinese steel industry resulted in a 9.5 percent increase in lump and fine ore prices for 2007. Sales of lump and fine ore from Portman will reflect the negotiated increase. Unit production costs at Portman are expected to be approximately 10 percent higher in 2007.

We are studying the use of existing technologies to beneficiate lower grade ores, which if successful could increase the ore reserve base.

Accounting Change

Effective 1 January 2006, Portman changed its accounting policy to expense exploration expenditures and deferred waste as incurred. The prior period comparative has been restated as if this policy has applied.